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                          Coastal Bancorp, Inc.
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[Logo of Hibernia]       NEWS RELEASE        [Logo of Coastal Bancorp, Inc.]


Media Inquiries:     FOR IMMEDIATE RELEASE            Media Inquiries:
Steven Thorpe-VP,       December 2, 2003          Manuel J. Mehos-Chairman,
Public Relations                                       President, CEO
  504-533-2753                                           713-435-5656
sthorpe@hibernia.com                                mehos@coastalbanc.com
____________________                                _____________________

Investor Inquiries:                                   Investor Inquiries:
Marsha Gassan-CFO                                Catherine Wylie-SEVP and CFO
  504-533-5558                                            713-435-5327
mgassan@hibernia.com                                 cwylie@coastalbanc.com
____________________                                 ______________________

___________________________________________________________________________
       Hibernia, Coastal Bancorp Sign Definitive Merger Agreement

Transaction Would Significantly Strengthen Hibernia's Presence in Houston,
               Provide Entry Into Other South Texas Markets
___________________________________________________________________________
 NEW ORLEANS - Hibernia Corporation and Coastal Bancorp, Inc., today announced that they have signed a definitive merger agreement. The transaction with $2.6-billion-asset Coastal Bancorp would give Hibernia an increased presence in Houston and entry into attractive markets stretching from Austin east to the Houston area and south to the Rio Grande Valley, significantly strengthening Hibernia's coverage of Texas.
 Coastal Bancorp is the parent of Coastal Banc Holding Company,
Inc., which owns Coastal Banc ssb. Coastal Banc operates in 18
Texas counties.
 Upon completion of the transaction, approximately 22% of Hibernia's deposits would be in Texas, up from 12% currently. The company's total assets would exceed $20 billion.
 "This represents a major step toward achieving one of the key strategic goals, which is to have at least 25% of our deposits in Texas," said Hibernia President and CEO Herb Boydstun.
 The addition of Coastal's 44 branches would more than double the number of Hibernia's Texas branches from 42 to 86. Coastal has 16 branches in metropolitan Houston, one in the Austin area, two in the Corpus Christi area, 13 in the Rio Grande Valley, and 12 in smaller communities in the southeast quadrant of Texas. The common stock of Coastal Bancorp (CBSA) is listed on the NASDAQ stock exchange.
 "This merger, which is the largest in our company's history, will enable us to expand in Houston and provide a base from which to build in the Rio Grande Valley, Austin and other important markets in Texas," Boydstun said. "We're excited about the opportunities to offer Coastal customers a wider array of financial products and services to expand relationships with them and attract new clients throughout the region. Clients of our Houston commercial financial center, which has made good progress since opening in July, will benefit from the addition of convenient Hibernia branches across the region."
 Under the terms of the agreement, Hibernia would purchase all of the outstanding stock and options of Coastal for approximately
$230 million in cash, or $41.50 per share of Coastal stock, net of exercise price for options. Based on current assumptions, Hibernia management expects the transaction to be neutral to slightly accretive in 2004 and accretive in 2005 and anticipates achieving efficiencies of about 12.5% in the first full year of the combined companies. Hibernia management also expects that the company's leverage ratio will be between 7% and 8% following completion of

 Hibernia Corporation                    Coastal Bancorp, Inc.
Hibernia National Bank                     Coastal Banc Plaza
  P.O. Box 61540                        5718 Westheimer, Suite 600
New Orleans, LA 70161                         Houston, TX 77057

Page 2 - Hibernia/Coastal
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the transaction. "We believe this is an acceptable level, given the company's good asset quality that has resulted in an improved risk profile," said Boydstun. "We had built our capital to a level that would enable us to act on merger opportunities such as this one with Coastal."
 The merger is subject to approvals by regulators and Coastal shareholders and should be completed in or near second-quarter 2004.
 Coastal has many strengths that make it a good strategic fit for Hibernia, Boydstun pointed out, including its geographic footprint, the quality of its facilities and, most of all, its employees. "Coastal's employees take pride in identifying and serving the financial needs of their customers and improving their communities, and that fits with Hibernia's core values of caring, serving and selling," he said.
 Formed in the late 1980s from the consolidation of several institutions in Texas, Coastal operated as a traditional thrift for most of its history but in recent years has focused on becoming a full-service bank. "Under its current management, Coastal has taken steps necessary to develop a sales culture and has diversified its revenue stream by enhancing its retail offerings, commercial lending and other specialized areas," said Boydstun. "We intend to build on the progress Coastal has made by enhancing and expanding its offerings while providing its employees with the kinds of tools, training and information that can help them improve sales and service and leverage its other strengths."
 He added that Coastal's strong management team is expected to play a key leadership role for Hibernia in the markets Coastal serves.
 The merger with Coastal will be in addition to Hibernia's $100 million Texas expansion plans launched last year to open commercial financial centers and dozens of de novo branches in high-growth suburbs of Dallas and Houston by the end of 2007. In the past year, Hibernia has opened two commercial financial centers - one in North Dallas and one in Houston. During December, Hibernia will open the first of its de novo branches in each of those markets along with an additional branch in the attractive Tyler market in East Texas.
 To accommodate Hibernia's growing presence in Texas, the company plans to open an operations center in Houston with Coastal employees that will include a commercial vault as well as branch balancing, return items, item processing, bookkeeping and possibly other services.
  "With Hibernia's financial strength, extensive capabilities and record as a good corporate citizen, we'll be able to do more for our customers and the communities we serve," said Manuel J. Mehos, chairman, president and chief executive officer of Coastal Bancorp. "A key to Hibernia's success over the years has been its ability to combine the personal service of the best community banks with the products, services and capabilities of large money-center banks."
 Coastal customers will not see any changes for a number of months. Only after the bank is converted to Hibernia's operating systems would checks, signs and forms change. Until then, Coastal customers should continue using their checks, making loan payments and conducting other transactions as usual. The name of the bank will be changed to Hibernia National Bank following the merger.
 Hibernia financial experts serve businesses and individuals with comprehensive products and services, including consumer, commercial, small-business, international, mortgage and private banking; leasing; treasury management; trust and investment management; brokerage; investment banking; and insurance.
 Hibernia, a Forbes 500 company, was founded in 1870. It has $17.6 billion in assets and 256 locations in 34 Louisiana parishes and 17 Texas counties. Following the merger, Hibernia would exceed $20 billion in assets and have 300 locations in 34 Louisiana parishes and 35 Texas counties. Hibernia Corporation's common stock (HIB) is listed on the New York Stock Exchange.

 Hibernia Corporation                    Coastal Bancorp, Inc.
Hibernia National Bank                     Coastal Banc Plaza
  P.O. Box 61540                        5718 Westheimer, Suite 600
New Orleans, LA 70161                         Houston, TX 77057

Page 3 - Hibernia/Coastal
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__________________________________________________________________
Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia and Coastal Bancorp, Inc. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties.
Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, servicing costs, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, expense reductions at anticipated levels, changes in laws and regulations, the level of success of asset/liability management strategies as well as marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Neither Hibernia nor Coastal Bancorp, Inc., undertakes any obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.
__________________________________________________________________















 Hibernia Corporation                    Coastal Bancorp, Inc.
Hibernia National Bank                     Coastal Banc Plaza
  P.O. Box 61540                        5718 Westheimer, Suite 600
New Orleans, LA 70161                         Houston, TX 77057